News Release

Berry Petroleum Company
5201 Truxtun Avenue, Suite 300
Bakersfield, California 93309-0640
  Phone (661) 616-3900
  E-mail:  ir@bry.com
  Internet:  www.bry.com                           NYSE:BRY

         Contacts:         Jerry V. Hoffman, Chairman, President
                           and Chief Executive Officer
                           Ralph J. Goehring, Sr. Vice President
                           and Chief Financial Officer

May 8, 2003                                For Immediate Release

               BERRY PETROLEUM EARNS $9.2 MILLION
                      IN FIRST QUARTER 2003

     Bakersfield, California - Berry Petroleum Company (NYSE:BRY) today announced net income for the first quarter ended March 31, 2003 of $9.2 million, or $.42 per share, on revenues of $47.3 million, up 7% from net income of $8.6 million, or $.40 per share in the first quarter of 2002 and up 31% from net income of $7.0 million, or $.32 per share in the fourth quarter of 2002. Results in the first quarter of 2003 included the pre-tax write-off of $2.5 million for the cost of a pilot project and associated leasehold acreage, while the first quarter of 2002 included the pre-tax gain from the recovery of a $3.6 million receivable for electricity sales which had been written off by the Company in 2001.

      Jerry Hoffman, Chairman, President and Chief Executive Officer, stated, "The first quarter of 2003 showed continued improvement, with increased production and solid results. On April 8, 2003 the Company announced that the Board of Directors had approved a special one-time dividend of $.04 per share, payable May 2, 2003, and a 10% increase in future dividends from $.10 to $.11 per share per quarter. The Board determined an adjustment to the dividend level was warranted based on consistently improved operational results."

     Oil and gas production on a BOE/day basis averaged 15,736 in the first quarter of 2003, which was 3% higher than 15,208 in the fourth quarter of 2002, and 14% higher than the first quarter of 2002 average of 13,799. Management has targeted average production for calendar year 2003 of approximately 16,400 BOE/day before any impact from 2003 acquisitions.

      Ralph Goehring, Senior Vice President and Chief Financial Officer, stated, "Operating income from oil and gas operations, at $14.3 million for the quarter, compared very favorably to $7.7 million in the first quarter of 2002 and $10.5 million in the fourth quarter of 2002."

      Mr. Goehring continued, "World crude oil prices were significantly higher in the 2003 first quarter compared to 2002 and our average selling price for our heavy crude oil increased 53% to $24.23 per BOE from $15.87 in the first quarter of 2002. However, the average posting for our heavy crude oil has subsequently declined to approximately $19.75/Bbl on May 6, 2003 from $24.00/Bbl at March 31, 2003. Natural gas prices spiked in the first quarter of 2003 with fuel cost per MMBtu averaging $5.40 versus $2.49 for the first quarter of 2002. The Company has hedged a portion of its natural gas demand to protect ourselves from future natural gas price increases."

     Mr. Hoffman added, "The fundamentals of our business have continued to improve, so we continue to vigorously pursue opportunities for significant growth. The Company is proceeding with a capital budget plan for 2003 of approximately $27.6 million. This plan includes the drilling of 98 new wells, of which 13 will be horizontal. We anticipate that most of these new wells will be online by the end of the third quarter and should allow the Company to achieve an exit rate for 2003 of approximately 17,700 BOE/day. As of March 31, 2003, five new wells have been drilled, three

                             -more-
                                1

Berry Petroleum Company News Release - May 8, 2003    Page 2 of 4

of which were horizontal. On the acquisition front, in the first quarter of 2003, the Company completed the acquisition of a Poso Creek area property in Kern County, California for $2.5 million. We estimate that this property includes approximately 2.5 million barrels of proved reserves. This property, which has minimal current production, will be developed in late 2003 and throughout 2004."

     Mr. Hoffman continued, "In April 2003, the Company entered into a Purchase and Sale Agreement for the acquisition, for approximately $49 million, of producing properties and leasehold acreage in the Brundage Canyon field in the Uinta Basin in Utah. The Company anticipates the acquisition will close in the third quarter of 2003. The Brundage Canyon properties consist of approximately 43,500 net acres, and are currently producing approximately 2,200 net BOE/day of light crude oil and natural gas and we estimate the proved reserves at 8.6 million BOE (75% light oil and 25% natural gas). The Company believes the Uinta Basin and the surrounding area offer numerous opportunities for the Company to achieve its growth goals."

     Mr. Hoffman further commented, "We are encouraged by the increased activity by other operators in the general area of our 208,000 acres in Kansas and the opportunities our land position may offer. We are discouraged by the low water production and associated gas in our first pilot in Kansas which resulted in the write-off of this pilot and associated leased acreage. However, we are continuing to evaluate the locations and method of drilling additional test wells on our substantial remaining leasehold position in Kansas. As anticipated, our Illinois pilot continues to dewater and the results are not yet conclusive."

     In 2003, the Company plans to spend approximately $1 million for improvements at its Poso Creek, California property and may spend up to $15.5 million in Utah to drill up to 26 development, step-out and exploitation wells, if that acquisition is completed early enough in 2003. These expenditures will be in addition to the $27.6 million capital budget approved earlier. The Company anticipates funding property acquisitions and related capital projects through both cash generated from operations and borrowings from its credit facility.

     An earnings conference call will be held Friday, May 9, 2003 at 8:00 a.m. PT. Dial 1-800-240-4186 to participate. International callers may dial 303-205-0033. For a digital replay available until May 23, dial 1-800-405-2236 (passcode 536586#). Transcripts of this and previous calls may be viewed at www.bry.com/tele.htm.

     Berry Petroleum Company is a publicly traded independent oil
and gas production and exploitation   company  with  its
headquarters in Bakersfield, California.

"Safe harbor under the Private Securities Litigation Reform Act of 1995": With the exception of historical information, the matters discussed in this news release are forward-looking statements that involve risks and uncertainties. Although the Company believes that its expectations are based on reasonable assumptions, it can give no assurance that its goals will be achieved. Important factors that could cause actual results to differ materially from those in the forward-looking statements herein include, but are not limited to, the timing and extent of changes in commodity prices for oil, gas and electricity, gas transportation availability, the non-existence of a liquid
marketplace   for   electricity  purchases   and   sales   within
California, competition, environmental risks, litigation uncertainties, drilling, development and operating risks, uncertainties about the estimates of reserves, the prices of goods and services, the availability of drilling rigs and other support services, legislative and/or judicial decisions and other government regulation.

                              -more-
                                2

Berry Petroleum Company News Release - May 8, 2003    Page 3 of 4

                   CONDENSED INCOME STATEMENTS
              (In thousands, except per share data)
                          (unaudited)
                                     Three Months Ended

                                   3/31/03          3/31/02
Revenues:
  Sales of oil and gas            $  34,354        $  19,678
  Sales of electricity               12,880            7,314
  Interest and other income, net         20              378
                                   --------         --------
    Total                            47,254           27,370
Expenses:
  Operating costs - oil and gas
   operations                        13,184            8,086
  Operating costs - electricity
   generation                        12,880            6,983
  Depreciation, depletion &
   amortization                       4,454            3,992
  General and administrative          2,257            1,862
  Recovery of electricity
   receivables                            -           (3,631)
  Dry hole and abandonment            2,487                -
  Interest                              209              423
                                   --------         --------
    Total                            35,471           17,715

Income before income taxes           11,783            9,655
Provision for income taxes            2,606            1,035
                                   --------         --------
Net income                        $   9,177        $   8,620
                                   ========         ========

Basic and diluted net income per
 share                            $     .42        $     .40
Cash dividends per share          $     .10        $     .10
Weighted average common shares:
  Basic                              21,758           21,732
  Diluted                            21,920           21,811

                    CONDENSED BALANCE SHEETS
                         (In thousands)
                          (unaudited)

                                   3/31/03         12/31/02
Assets
  Current assets                  $  35,020        $  28,705
  Property, buildings &
   equipment, net                   226,814          228,475
  Other assets                          876              893
                                   --------         --------
                                  $ 262,710        $ 258,073
                                   ========         ========
Liabilities & Shareholders' Equity
  Current liabilities             $  28,235        $  32,394
  Deferred taxes                     34,779           33,866
  Long-term debt                     15,000           15,000
  Other long-term liabilities
  Shareholders' equity                5,187            4,755
                                    179,509          172,058
                                   --------         --------
                                  $ 262,710        $ 258,073
                                   ========         ========

                              -more-
                                 3

Berry Petroleum Company News Release - May 8, 2003    Page 4 of 4

               CONDENSED STATEMENTS OF CASH FLOWS
                         (In thousands)
                                          (unaudited)
                                        Three Months Ended
                                   3/31/03          3/31/02
Cash flows from operating
 activities:
  Net income                      $  9,177         $  8,620
  Depreciation, depletion &
   amortization                      4,454            3,992
  Dry hole and abandonment           2,487                -
  Other, net                           972              246
  Net changes in operating assets
   and liabilities                  (8,731)           3,629
                                   -------          -------
  Net cash provided by operating
   activities                        8,359           16,487

Net cash used in investing
 activities                         (4,871)          (4,333)
Net cash used in financing
 activities                         (2,175)          (7,173)
                                   -------          -------
Net increase in cash and cash
 equivalents                         1,313            4,981

Cash and cash equivalents at
 beginning of year                   9,866            7,238
                                   -------          -------
Cash and cash equivalents at
 end of period                    $ 11,179         $ 12,219
                                   =======          =======

                COMPARATIVE OPERATING STATISTICS
                           (Unaudited)

                                      Three Months Ended
                                 3/31/03      3/31/02   Change
Oil and gas:
  Net production - BOE/day        15,736       13,799    14%
  Per BOE:
  Average sales price            $ 24.23      $ 15.87    53%
  Operating costs                   8.78         5.95    48%
  Production taxes                   .53          .56    (5%)
    Total operating costs           9.31         6.51    43%
  Depreciation, depletion and
   amortization                     3.15         3.21    (2%)
  General and administrative
   expenses                         1.59         1.50     6%
  Interest expense                   .15          .34   (56%)
Electricity:
 Electric power produced - Mwh/day 2,137        2,051     4%
 Electric power sold - Mwh/day     1,951        1,890     3%
 Average sales price - $/Mwh     $ 73.39      $ 36.35   102%
 Fuel gas cost - $/MMBtu            5.40         2.49   117%

                              # # #

                                4